Exhibit 3.15

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: Potlatch QRS Minnesota, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

Name change to

Potlatch Minnesota Timberlands, LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 30th day of March, A.D. 2009.

By:	/s/ Pamela Mull
Authorized Person(s)

Name:	Pamela Mull-Vice President